Exhibit 3.63

ARTICLES OF INCORPORATION

OF

PLAXICON, INC.

I

The name of this corporation is PLAXICON, INC.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of the corporation’s initial agent for service of process is: Paul S. Leevan, 3345 Wilshire Boulevard, Suite 1107, Los Angeles, California 90010.

1.

IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 2,000,000.

DATED: September 9, 1980

/s/ Paul S. Leevan
Paul S. Leevan

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Paul S. Leevan
Paul S. Leevan

2.